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                                                                   EXHIBIT 23


                        Consent of Independent Auditors


We consent to the use of our report dated September 27, 1995, with respect to the consolidated financial statements of Vista Properties, Inc. and subsidiaries included in Centex Corporation's Current Report on Form 8-K/A dated December 11, 1995. We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-61223) of Centex Corporation and in the related prospectus and in the Registration Statements on Form S-8 (No. 33-44575, No.33- 29174, No. 2-95271 and No. 33-55083) of Centex Corporation of
our report dated September 27, 1995, with respect to the consolidated financial statements of Vista Properties, Inc. and subsidiaries.



                                        /s/ Ernst & Young LLP


Dallas, Texas
December 7, 1995